Exhibit 4.1

LYRA THERAPEUTICS, INC.

NINTH AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

This Agreement dated as of April 7, 2022 is entered into by and among Lyra Therapeutics, Inc., a Delaware corporation (the “Company”) and the individuals and entities listed as investors on Schedule A attached hereto (individually, an “Investor” and collectively, the “Investors”).

Recitals

WHEREAS, the Company was a party with the stockholders of the Company named therein to an Eighth Amended and Restated Investor Rights Agreement dated as of January 10, 2020, by and among the Company, the Investors and the other parties thereto (as amended, the “Prior IRA”).

WHEREAS, certain parties, concurrently herewith are purchasing shares of the Company’s Common Stock pursuant to that certain Securities Purchase Agreement of even date herewith (the “Purchase Agreement”).

WHEREAS, the Investors’ obligations in the Purchase Agreement are conditioned upon the Company’s execution and delivery of this Agreement.

WHEREAS, the signatories to this Agreement hold the requisite number of shares to effect the amendment of the Prior IRA and desire to amend and restate the Prior IRA in its entirety.

WHEREAS, the Company and the Investors desire to provide for certain arrangements with respect to the registration of shares of capital stock of the Company under the Securities Act of 1933, as amended.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Certain Definitions.

As used in this Agreement, the following terms shall have the following respective meanings:

“Board of Directors” means the Company’s board of directors.

“Commission” means the Securities and Exchange Commission, or any other federal agency at the time administering the Securities Act.

“Common Stock” means the common stock, $0.001 par value per share, of the Company.

“Company” shall have the meaning set forth in the Preamble.

“Company Sale” means: (a) a merger or consolidation in which (i) the Company is a constituent party, or (ii) a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger or consolidation, except in the case of either clause (i) or (ii), any such merger or consolidation involving the Company or any of its subsidiaries in which the shares of capital stock of the Company outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for equity interests which represent, immediately following such merger or consolidation, more than fifty percent (50%) by voting power of the equity interests of (A) the surviving or resulting entity or (B) if the surviving or resulting entity is a wholly owned subsidiary of another entity immediately following such merger or consolidation, the entity that is the parent entity of such surviving or resulting entity, in each case in substantially the same proportions as such stockholders held the outstanding stock of the Company immediately prior thereto; (b) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any of its subsidiaries, of all or substantially all the assets of the company and its subsidiaries taken as a whole (except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Company); or (c) the sale or transfer, in a single transaction or series of related transactions, by the stockholders of the Company of more than fifty percent (50%) by voting power of the then-outstanding capital stock of the Company to any person or entity or group of affiliated entities.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations of the Commission issued under such Act, as they each may, from time to time, be in effect.

“Indemnifying Party” shall have the meaning set forth in Section 2.5(c).

“Initiating Holders” means the Stockholders initiating a request for registration pursuant to Section 2.1(a) or 2.1(b), as the case may be.

“Initial Public Offering” means the Company’s initial underwritten public offering of shares of Common Stock pursuant to an effective Registration Statement, which closed on May 5, 2020.

“Investors” shall have the meaning set forth in the Preamble.

“Maximum Number of Securities” shall have the meaning set forth in Section 2.1(d).

“North Bridge” means, collectively, North Bridge Venture Partners V-A, L.P., North Bridge Venture Partners V-B, L.P. and North Bridge Venture Partners IV, L.P.

“Notice of Acceptance” shall have the meaning set forth in Section 3.1(b).

“Other Holders” shall have the meaning set forth in Section 2.1(d).

“Perceptive” means, collectively, Perceptive Life Sciences Master Fund Ltd and Perceptive LS (A), LLC.

“Prospectus” means the prospectus included in any Registration Statement, as amended or supplemented by an amendment or prospectus supplement, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

“Purchase Agreement” shall have the meaning set forth in the Recitals.

“Registration Statement” means a registration statement filed by the Company with the Commission for a public offering and sale of securities of the Company (other than a registration statement on Form S-8 or Form S-4, or their successors, or any other form for a similar limited purpose, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another corporation).

“Registration Expenses” means the expenses described in Section 2.4.

“Registrable Shares” means (i) any shares of Common Stock held by an Investor or other Stockholder, and any shares of Common Stock issued or issuable upon the conversion or exercise of any other securities, in each case that were acquired by such Investor or other Stockholder prior to the date hereof, (ii) the shares of Common Stock purchased by an Investor pursuant to the Purchase Agreement and (iii) any other shares of Common Stock issued in respect of the shares described in clauses (i) and (ii) (because of stock dividends, splits or combinations of securities, reclassifications, recapitalizations, or similar events occurring after the date of this Agreement); provided, however, that shares of Common Stock which are Registrable Shares shall cease to be Registrable Shares upon (i) any sale pursuant to a Registration Statement or Rule 144 under the Securities Act, (ii) any sale in any manner to a person or entity which, by virtue of Section 4 of this Agreement, is not entitled to the rights provided by this Agreement or (iii) the termination with respect to such shares of registration rights pursuant to Section 2.11 of this Agreement.

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the Commission issued under such Act, as they each may, from time to time, be in effect.

“Selling Stockholder” means any Stockholder owning Registrable Shares included in a Registration Statement.

“Stockholder” means any Investor and any person or entity to whom the rights granted under this Agreement are transferred by any Investor, its successors or assigns pursuant to Section 4 hereof.

“Voting Securities” means any shares of Common Stock and any other securities of the Company entitled to vote generally in the election of directors of the Company.

2. Registration Rights

2.1. Required Registrations.

(a) At any time and from time to time, a Stockholder or Stockholders holding in the aggregate at least thirty percent (30%) of the Registrable Shares then outstanding may request, in writing, that the Company effect the registration on Form S-1 (or any successor form) of Registrable Shares owned by such Stockholder or Stockholders having an aggregate value of at least Five Million Dollars ($5,000,000) (based on the market price or fair value on the date of such request).

(b) At any time after the Company becomes eligible to file a Registration Statement on Form S-3 (or any successor form relating to secondary offerings), a Stockholder or Stockholders may request, in writing, that the Company effect the registration on Form S-3 (or such successor form) (if Form S-3 (or such successor form) is available for such offering), of Registrable Shares having an aggregate value of at least Two Million Dollars ($2,000,000) (based on the public market price on the date of such request).

(c) Upon receipt of any request for registration pursuant to this Section 2.1, the Company shall within two (2) business days give written notice of such proposed registration to all other Stockholders. Such Stockholders shall have the right, by giving written notice to the Company within five (5) days after the Company provides its notice, to elect to have included in such registration such of their Registrable Shares as such Stockholders may request in such notice of election, subject in the case of an underwritten offering to the approval of the managing underwriter as provided in Section 2.1(d) below. Thereupon, the Company shall use its reasonable best efforts to effect, as expeditiously as possible, but no later than thirty (30) days following the date of the registration request under Section 2.1(a) or (b) as applicable, the registration on an appropriate registration form of all Registrable Shares which the Company has been requested to so register (provided, however, that in the case of a registration requested under Section 2.1(b), the Company will only be obligated to effect such registration on Form S-3 (or any successor form)); provided further that if a request for registration shall be in the form of an underwritten offering, and the Company already has an effective Registration Statement that covers the resale, from time to time, of Registrable Shares held by the Initiating Holder, the Company shall use reasonable best efforts to effectuate such underwritten offering as soon as practicable but, in any event, no later than ten (10) business days of such request.

(d) If the Initiating Holders intend to distribute the Registrable Shares covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Section 2.1(a) or (b), as the case may be, and the Company shall include such information in its written notice referred to in Section 2.1(c). The right of any other Stockholder to include its Registrable Shares in such registration pursuant to Section 2.1(a) or (b), as the case may be, shall be conditioned upon such other Stockholder’s participation in such underwriting on the terms set forth herein. If the Company desires that any securities of the Company held by officers and directors of the Company be included in any registration for an underwritten offering requested pursuant to Sections 2.1(a) or (b) or if other holders of securities of the Company who are entitled, by contract with the Company, to have securities included in such a registration (the “Other Holders”) request such inclusion, the Company may include the securities of such officers, directors and Other Holders in such registration and underwriting on the terms set forth herein. The Company shall (together with all Stockholders, officers, directors and Other Holders proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form (including, without limitation, customary indemnification and contribution provisions on the part of the Company) with the managing underwriter. Notwithstanding any other provision of this Section 2.1(d), if the managing underwriter advises the Company that the inclusion of all shares requested to be registered would adversely affect the offering, the securities of the Company held by officers or directors of the Company (other than Registrable Shares) and the securities held by Other Holders (other than Registrable Shares) shall be excluded from such registration and underwriting to the extent deemed advisable by the managing underwriter, and if a further limitation of the number of shares is required, the number of shares that may be included in such registration (the “Maximum Number of Securities”) and underwriting shall be allocated (i) first to Perceptive and North Bridge, and (ii) second, to the extent that the Maximum Number of Securities is not exceeded, among all holders of Registrable Shares requesting registration, in each case, in proportion, as nearly as practicable, to the respective number of Registrable Shares held by them at the time of the request for registration made by the Initiating Holders pursuant to Section 2.1(a) or (b), as the case may be. If any holder of Registrable Shares, officer, director or Other Holder who has requested inclusion in such registration as provided above disapproves of the terms of the underwriting, such person may elect to withdraw therefrom by written notice to the Company, and the securities so withdrawn shall also be withdrawn from registration. If the managing underwriter has not limited the number of Registrable Shares or other securities to be underwritten, the Company may include securities for its own account in such registration if the managing underwriter so agrees and if the number of Registrable Shares and other securities which would otherwise have been included in such registration and underwriting will not thereby be limited.

(e) The Initiating Holders shall have the right to select the managing underwriter(s) for any underwritten offering requested pursuant to Section 2.1(a) or (b), subject to the approval of the Company, which approval will not be unreasonably withheld or delayed.

(f) The Company shall not be required to effect (i) more than three (3) registrations (for the avoidance of doubt, not including any Permitted Withdrawn Registrations) pursuant to Section 2.1(a) or underwritten offerings pursuant to an effective shelf Registration Statement, in each case initiated by Perceptive, (ii) more than three (3) registrations (for the avoidance of doubt, not including any Permitted Withdrawn Registrations) pursuant to Section 2.1(a) covering Registrable Shares held by any Investors or Stockholders other than Perceptive or (iii) more than two (2) registrations (for the avoidance of doubt, not including any Permitted Withdrawn Registrations) in any 12-month period pursuant to Section 2.1(b). In addition, the Company shall not be required to effect any registration (other than on Form S-3 or any successor form relating to secondary offerings) within six months after the effective date of any other Registration Statement of the Company. For purposes of this Section 2.1(f), a Registration Statement shall not be counted (i) unless at least fifty percent (50%) of the Registrable Shares requested by the Initiating Holders to be registered on such Registration Statement have been included therein and (ii) until such time as such Registration Statement has been declared effective by the Commission (unless the Initiating Holders withdraw their request for such registration, other than a Permitted Withdrawn Registration). For purposes hereof, a “Permitted Withdrawn Registration” shall mean any registration for which the Initiating Holders (x) withdraw their request for such registration as a result of material information concerning the business or financial condition of the Company which is made known to the Stockholders after the date on which such registration was requested or (y) otherwise withdraw their request for such registration but elect to pay the Registration Expenses therefor pursuant to Section 2.4). For the avoidance of doubt, at any time prior to the effective date of the Registration Statement relating to a registration requested pursuant to Section 2.1(a) or the “pricing” of any underwritten offering, an Initiating Holder may revoke or withdraw such registration with respect to itself without liability to any other Stockholders participating in such registration, in each case by providing written notice to the Company.

(g) If at the time of any request to register Registrable Shares by Initiating Holders pursuant to this Section 2.1, the Company is engaged or has plans to engage in a registered public offering or is engaged in any other activity which, in the good faith determination of the Company’s Board of Directors, would be adversely affected by the requested registration, then the Company may at its option direct that such request be delayed for a period not in excess of ninety (90) days from the date of such request, such right to delay a request to be exercised by the Company not more than once in any 12-month period.

2.2. Incidental Registration.

(a) Whenever the Company proposes to file a Registration Statement (other than a Registration Statement filed pursuant to Section 2.1, at any time and from time to time, it will, prior to such filing, give written notice to all Stockholders of its intention to do so. Upon the written request of a Stockholder or Stockholders, given within twenty (20) days after the Company provides such notice (which request shall state the intended method of disposition of the Registrable Shares requested to be registered), the Company shall use its reasonable best efforts to cause all Registrable Shares which the Company has been requested by such Stockholder or Stockholders to register to be registered under the Securities Act to the extent necessary to permit their sale or other disposition in accordance with the intended methods of distribution specified in such request; provided that the Company shall have the right to postpone or withdraw any registration effected pursuant to this Section 2.2 without obligation to any Stockholder.

(b) If the registration for which the Company gives notice pursuant to Section 2.2(a) is a registered public offering involving an underwriting, the Company shall so advise the Stockholders and Founders as a part of the written notice given pursuant to Section 2.2(a). In such event, the right of any Stockholder to include its Registrable Shares in such registration pursuant to Section 2.2 shall be conditioned upon such Stockholder’s participation in such underwriting on the terms set forth herein. All Stockholders proposing to distribute their securities through such underwriting shall (together with the Company, Other Holders, and any officers or directors distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for the underwriting by the Company. Notwithstanding any other provision of this Section 2.2, if the managing underwriter determines that the inclusion of all shares requested to be registered would adversely affect the offering, the Company may limit (to zero) the number of Registrable Shares to be included in the registration and underwriting. The Company shall so advise all holders of Registrable Shares requesting registration, and the number of shares that are entitled to be included in the registration and underwriting shall be allocated in the following manner: the securities of the Company held by officers and directors of the Company (other than Registrable Shares) shall be excluded from such registration and underwriting to the extent deemed advisable by the managing underwriter, and, if a further limitation on the number of shares is required the other securities held by officers and directors of the Company (including Registrable Shares), shall be excluded from such registration and underwriting to the extent deemed advisable by the managing underwriter, and if a further limitation on the number of shares is required, the number of shares that may be included in such registration and underwriting (other than shares to be sold by the Company) shall be allocated (i) first to Perceptive and North Bridge and (ii) second to the extent that the Maximum Number of Securities is not exceeded among all Stockholders and Other Holders requesting registration, in each case, in proportion, as nearly as practicable, to the respective number of shares of Common Stock (on an as-converted basis) which they held at the time the Company gave the notice specified in Section 2.2(a) (excluding from calculation any securities excluded from such registrations as set forth above in this sentence, provided that, if any shares are to be sold in such offering other than on behalf of the Company, then the total number of Registrable Shares permitted to be included therein shall in any event be at least fifty percent (50%) of the securities included therein (based on aggregate market values). If any Stockholder or Other Holder would thus be entitled to include more securities than such holder requested to be registered, the excess shall be allocated among other requesting Stockholders and Other Holders pro rata in the manner described in the preceding sentence. If any holder of Registrable Shares or any officer, director or Other Holder disapproves of the terms of any such underwriting, such person may elect to withdraw therefrom by written notice to the Company, and any Registrable Shares or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration. For the avoidance of doubt, no shares to be offered on behalf of the Company shall be required to be excluded from such Registration Statement and underwriting unless all shares held by holders of securities of the Company (including Stockholders and Other Holders) have been excluded from such Registration Statement and underwriting.

(c) The Company shall have the right to select the managing underwriter for any underwritten offering requested pursuant to Section 2.2, subject to the approval of the holders of a majority of the Registrable Shares, which approval will not be unreasonably withheld or delayed.

2.3. Registration Procedures.

(a) If and whenever the Company is required by the provisions of this Agreement to use its reasonable best efforts to effect the registration of any Registrable Shares under the Securities Act, the Company shall:

(i) file with the Commission a Registration Statement with respect to such Registrable Shares and use its reasonable best efforts to cause that Registration Statement to become and remain effective for one hundred eighty (180) days from the effective date or such lesser period until all such Registrable Shares are sold;

(ii) as expeditiously as possible prepare and file with the Commission any amendments and supplements to the Registration Statement and the Prospectus as may be necessary to comply with the provisions of the Securities Act (including the anti-fraud provisions thereof) and to keep the Registration Statement effective for one hundred eighty (180) days from the effective date or such lesser period until all such Registrable Shares are sold;

(iii) as expeditiously as possible furnish to each Selling Stockholder such reasonable number of copies of the Prospectus, including any preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as such Selling Stockholder may reasonably request in order to facilitate the public sale or other disposition of the Registrable Shares owned by such Selling Stockholder;

(iv) use its reasonable best efforts to, as expeditiously as possible, register or qualify the Registrable Shares covered by the Registration Statement under the securities or Blue Sky laws of such states as the Selling Stockholders shall reasonably request, and do any and all other acts and things that may be necessary or desirable to enable the Selling Stockholders to consummate the public sale or other disposition in such states of the Registrable Shares owned by the Selling Stockholder; provided, however, that the Company shall not be required in connection with this paragraph (iv) to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction;

(v) as expeditiously as possible, cause all such Registrable Shares to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

(vi) promptly provide a transfer agent and registrar for all such Registrable Shares not later than the effective date of such registration statement;

(vii) promptly make available for inspection by the Selling Stockholders, any managing underwriter participating in any disposition pursuant to such Registration Statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the Selling Stockholders, all financial and other records, pertinent corporate documents and properties of the Company and cause the Company’s officers, directors, employees and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such Registration Statement;

(viii) as expeditiously as possible, notify each Selling Stockholder of the time when such Registration Statement has become effective or a supplement to any Prospectus forming a part of such Registration Statement has been filed; and

(ix) as expeditiously as possible following the effectiveness of such Registration Statement, notify each Selling Stockholder of such Registrable Shares of any request by the Commission for the amending or supplementing of such Registration Statement or Prospectus.

(b) If the Company has delivered a Prospectus to the Selling Stockholders, and after having done so the Prospectus is amended to comply with the requirements of the Securities Act, the Company shall promptly notify the Selling Stockholders of such amendment and, if necessary, request that the Selling Stockholders immediately cease making offers of Registrable Shares and return all Prospectuses to the Company. The Company shall promptly provide the Selling Stockholders with revised Prospectuses and, following receipt of the revised Prospectuses, the Selling Stockholders shall be free to resume making offers of the Registrable Shares.

(c) In the event that, in the judgment of the Company, it is advisable to suspend use of a Prospectus included in a Registration Statement due to pending material developments or other events that have not yet been publicly disclosed and as to which the Company believes public disclosure would be detrimental to the Company, the Company shall notify all Selling Stockholders to such effect, and, upon receipt of such notice, each such Selling Stockholder shall immediately discontinue any sales of Registrable Shares pursuant to such Registration Statement until such Selling Stockholder has received copies of a supplemented or amended Prospectus or until such Selling Stockholder is advised in writing by the Company that the then current Prospectus may be used and has received copies of any additional or supplemental filings that are incorporated or deemed incorporated by reference in such Prospectus. Notwithstanding anything to the contrary herein, the Company shall not exercise its rights under this Section 2.3(c) to suspend sales of Registrable Shares for a period in excess of ninety (90) days in any three hundred sixty-five-day (365-day) period.

(d) In connection with any underwritten offering of Registrable Shares requested pursuant to Sections 2.1 or 2.2, the Company shall cause to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the managing underwriter(s) in any such offering.

2.4. Allocation of Expenses. The Company will pay all Registration Expenses for all registrations under this Agreement; provided, however, that if a registration under Section 2.1 is withdrawn at the request of the Initiating Holders (other than as a result of material information concerning the business or financial condition of the Company which is made known to the Stockholders after the date on which such registration was requested) and if the Initiating Holders elect not to have such registration counted as a registration requested under Section 2.1, the requesting Stockholders shall pay the Registration Expenses of such registration pro rata in accordance with the number of their Registrable Shares included in such registration. For purposes of this Section, the term “Registration Expenses” shall mean all expenses incurred by the Company in complying with this Agreement, including, without limitation, all registration and filing fees, exchange listing fees, printing expenses, fees and expenses of counsel for the Company and the reasonable fees and expenses (not to exceed $75,000) of one counsel selected by a majority in interest of the Selling Stockholders to represent the Selling Stockholders, state Blue Sky fees and expenses, and the expense of any special audits incident to or required by any such registration, but excluding underwriting discounts, selling commissions and the fees and expenses of Selling Stockholders’ own counsel (other than the counsel selected to represent all Selling Stockholders).

2.5. Indemnification and Contribution.

(a) In the event of any registration of any of the Registrable Shares under the Securities Act pursuant to this Agreement, the Company will indemnify and hold harmless the seller of such Registrable Shares, each of its directors, partners, and officers, each underwriter of such Registrable Shares, and each other person, if any, who controls such seller or underwriter within the meaning of the Securities Act or the Exchange Act against any losses, claims, damages or liabilities, joint or several, to which such seller, underwriter or controlling person may become subject under the Securities Act, the Exchange Act, state securities or Blue Sky laws or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement under which such Registrable Shares were registered under the Securities Act, any preliminary prospectus or final prospectus contained in the Registration Statement, or any amendment or supplement to such Registration Statement, or arise out of or are based upon the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and the Company will reimburse such seller, underwriter and each such controlling person for any legal or any other expenses reasonably incurred by such seller, underwriter or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any untrue statement or omission of a material fact made in such Registration Statement, preliminary prospectus or final prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to the Company, in writing, by or on behalf of such seller, underwriter or controlling person specifically for use in the preparation thereof or to the extent that such loss, claim, damage or liability arises out of such seller’s failure to deliver a copy of the preliminary or final prospectus or any amendment or supplement thereto.

(b) In the event of any registration of any of the Registrable Shares under the Securities Act pursuant to this Agreement, each seller of Registrable Shares, severally and not jointly, will indemnify and hold harmless the Company, each of its directors and officers and each underwriter (if any) and each person, if any, who controls the Company or any such underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities, joint or several, to which the Company, such directors and officers, underwriter or controlling person may become subject under the Securities Act, Exchange Act, state securities or Blue Sky laws or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement under which such Registrable Shares were registered under the Securities Act, any preliminary prospectus or final prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or arise out of or are based upon any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, if the statement or omission was made in reliance upon and in conformity with information relating to such seller furnished in writing to the Company by or on behalf of such seller specifically for use in connection with the preparation of such Registration Statement, preliminary prospectus or final prospectus, amendment or supplement; provided, however, that the obligations of a seller of Registrable Shares hereunder shall be limited to an amount equal to the net proceeds to such seller of Registrable Shares sold in connection with such registration.

(c) Each party entitled to indemnification under this Section (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld); and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section except to the extent that the Indemnifying Party is adversely affected by such failure. The Indemnified Party may participate in such defense at such party’s expense; provided, however, that the Indemnifying Party shall pay such expense if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between the Indemnified Party and any other party represented by such counsel in such proceeding; provided further that in no event shall the Indemnifying Party be required to pay the expenses of more than one law firm per jurisdiction as counsel for the Indemnified Party. The Indemnifying Party also shall be responsible for the expenses of such defense if the Indemnifying Party does not elect to assume such defense. No Indemnifying Party, in the defense of any such claim or litigation shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect of such claim or litigation, and no Indemnified Party shall consent to entry of any judgment or settle such claim or litigation without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

(d) In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in this Section 2.5 is due in accordance with its terms but for any reason is held to be unavailable to an Indemnified Party in respect to any losses, claims, damages and liabilities referred to herein, then the Indemnifying Party shall, in lieu of indemnifying such Indemnified Party, contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities to which such party may be subject in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and Indemnified Party on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of a party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of material fact related to information supplied by such party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and the sellers of Registrable Shares agree that it would not be just and equitable if contribution pursuant to this Section 2.5 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above. Notwithstanding the provisions of this paragraph of Section 2.5, in no case shall any one seller of Registrable Shares be liable or responsible for any amount in excess of the net proceeds received by such seller of Registrable Shares from the offering of Registrable Shares; provided, however, that no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Any party entitled to contribution will, promptly after receipt of notice of commencement of any action, suit or proceeding against such party in respect of which a claim for contribution may be made against another party or parties under this Section 2.5, notify such party or parties from whom contribution may be sought, but the omission so to notify such party or parties from whom contribution may be sought shall not relieve such party from any other obligation it or they may have thereunder or otherwise under this Section. No party shall be liable for contribution with respect to any action, suit, proceeding or claim settled without its prior written consent, which consent shall not be unreasonably withheld.

2.6. Other Matters with Respect to Underwritten Offerings. In the event that Registrable Shares are sold pursuant to a Registration Statement in an underwritten offering pursuant to Section 2.1 or Section 2.2, the Company agrees to (a) enter into an underwriting agreement containing customary representations and warranties with respect to the business and operations of the Company and customary covenants and agreements to be performed by the Company, including without limitation customary provisions with respect to indemnification by the Company of the underwriters of such offering; (b) use its reasonable best efforts to cause its legal counsel to render customary opinions to the underwriters with respect to the Registration Statement; and (c) use its reasonable best efforts to cause its independent public accounting firm to issue customary “cold comfort letters” to the underwriters with respect to the Registration Statement; and (d) cause each of its directors and executive officers to execute a lock-up, holdback or similar agreement (not to exceed 90 days) on terms reasonably requested by the underwriter(s) managing such underwritten offering.

2.7. Information by Holder. As a condition to the Company’s obligation to register the Registrable Shares of any holder, such holder shall furnish to the Company such information regarding such holder and the distribution proposed by such holder as the Company may reasonably request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Agreement.

2.8. Confidentiality of Notices. Any Stockholder receiving any written notice from the Company regarding the Company’s plans to file a Registration Statement shall treat such notice confidentially and shall not disclose such information to any person other than as necessary to exercise its rights under this Agreement.

2.9. Limitations on Subsequent Registration Rights. The Company shall not, without the prior written consent of Stockholders holding at least a majority of the Registrable Shares then held by all Stockholders, enter into any agreement (other than this Agreement) with any holder or prospective holder of any securities of the Company which grant such holder or prospective holder rights to include securities of the Company in any Registration Statement, unless (a) such rights to include securities in a registration initiated by the Company or by Stockholders are junior in all respects to the rights granted to Other Holders under Sections 2.1 and 2.2 of this Agreement, and (b) any such rights to initiate a registration provide that Stockholders are entitled to include Registrable Shares in priority to such holders.

2.10. Rule 144 Requirements. After the earliest of (i) the closing of the sale of securities of the Company pursuant to a Registration Statement, (ii) the registration by the Company of a class of securities under Section 12 of the Exchange Act, or (iii) the issuance by the Company of an offering circular pursuant to Regulation A under the Securities Act, the Company agrees to, so long as any Stockholder is a holder of Registrable Shares:

(a) make and keep current public information about the Company available, as those terms are understood and defined in Rule 144;

(b) use its reasonable best efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and

(c) furnish to any holder of Registrable Shares upon request (i) a written statement by the Company as to its compliance with the reporting requirements of Rule 144 and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), (ii) a copy of the most recent annual or quarterly report of the Company, and (iii) such other reports and documents of the Company as such holder may reasonably request to avail itself of any similar rule or regulation of the Commission allowing it to sell any such securities without registration.

2.11. Termination. The right of any Stockholder to request registration or inclusion of Registrable Shares in any registration pursuant to Sections 2.1 and 2.2 of this Agreement or to receive any notices hereunder or to vote with respect to any amendment hereunder shall terminate upon the earliest of (i) eight (8) years after the closing of the Initial Public Offering, (ii) the date on which such Stockholder holds no Registrable Shares, (iii) a Company Sale, (iv) at such time as SEC Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such Stockholder’s Registrable Shares without limitation during a three (3) month period without registration or (v) at such time at which such Stockholder is not an affiliate (as defined under the Act) of the Company.

3. [Reserved].

4. Transfers of Rights.

(a) This Agreement, and the rights and obligations of each Stockholder hereunder, may be assigned by such Stockholder to (i) any affiliate (as defined under the Act), partner or stockholder of such Stockholder to which such Stockholder transfers at least ten percent (10%) of the aggregate shares of Common Stock held by such Stockholder (or one hundred percent (100%) of the Shares purchased by such Stockholder if fewer than five hundred thousand (500,000) (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization occurring after the date of this Agreement)), and such transferee shall be deemed a “Stockholder” for purposes of this Agreement, provided that no transfer shall be made to any entity that is a competitor of the Company as determined in good faith by the Board of Directors of the Company; provided further that the transferee provides prior written notice of such assignment to the Company and agrees in writing to be bound hereby as a “Stockholder”.

(b) [Reserved].

(c) Each Institutional Investor (as defined in Section 6(j) below) may assign this Agreement and its rights and obligations hereunder to any entity that may be considered an affiliate (as defined in Rule 12b-2 promulgated under the Exchange Act) of such Institutional Investor and such affiliate of such Institutional Investor shall be deemed a “Stockholder” for purposes of this Agreement, and all such affiliates of such Institutional Investor may from time to time reassign their rights to other affiliates of such Institutional Investor; provided that the transferee provides written notice of such assignment to the Company and agrees to be bound by the terms and conditions set forth herein as a “Stockholder”.

5. Covenants

5.1. Perceptive Directors.

(a) For so long as Perceptive (including for the avoidance of doubt any affiliates (as defined under the Act) of Perceptive and its permitted assignees under Section 4) beneficially owns at least the percentage of the total Voting Securities outstanding equal to the percentage of the total Voting Securities set forth in the table below under the column “Voting Securities held by Perceptive as a Percentage of total Voting Securities”, the Company shall take all reasonable actions within its control to include in the slate of nominees, recommended by the Board of Directors and/or the applicable committee thereof for election as directors at each applicable annual or special meeting of stockholders at which directors are to be elected, that number of individuals designated by Perceptive that, if elected, will result in Perceptive having the number of directors serving on the Board of Director that is shown in the column labeled “Number of Perceptive Directors” below.

Voting Securities held by Perceptive as a Percentage of Total Voting Securities	Number of Perceptive Directors
20% or greater	2
10% or greater, but less than 20%	1
Less than 10%	0

(b) In the event the Board of Directors reasonably finds the nominee to be unsuitable and reasonably objects to the identified director, Perceptive shall be entitled to propose a different nominee to the Board of Directors within thirty (30) days of the Company’s notice to such person of its objection to the nominee.

5.2. North Bridge Director.

(a) For so long as North Bridge (including for the avoidance of doubt any affiliates (as defined under the Act) of North Bridge and its permitted assignees under Section 4) beneficially owns at least the percentage of the total Voting Securities outstanding equal to the percentage of the total Voting Securities set forth in the table below under the column “Voting Securities held by North Bridge as a Percentage of total Voting Securities”, the Company shall take all reasonable actions within its control to include in the slate of nominees, recommended by the Board of Directors and/or the applicable committee thereof for election as directors at each applicable annual or special meeting of stockholders at which directors are to be elected, that number of individuals designated by North Bridge that, if elected, will result in North Bridge having the number of directors serving on the Board of Director that is shown in the column labeled “Number of North Bridge Directors” below.

Voting Securities held by North Bridge as a Percentage of Total Voting Securities	Number of North Bridge Directors
10% or greater	1
Less than 10%	0

(b) In the event the Board of Directors reasonably finds the nominee to be unsuitable and reasonably objects to the identified director, North Bridge shall be entitled to propose a different nominee to the Board of Directors within thirty (30) days of the Company’s notice to such person of its objection to the nominee.

5.3. Any director serving on the Board of Directors pursuant to this Section 5 shall be entitled to the same expense reimbursement, benefits, indemnity, exculpation and other arrangements as are provided to the other non-management members of the Board of Directors.

6. General.

(a) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(b) Specific Performance. In addition to any and all other remedies that may be available at law in the event of any breach of this Agreement, each Stockholder shall be entitled to specific performance of the agreements and obligations of the Company hereunder and to such other injunctive or other equitable relief as may be granted by a court of competent jurisdiction.

(c) Governing Law; Dispute Resolution. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware (without reference to the conflicts of law provisions thereof). The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of Delaware or the United States District Court for the District of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. WAIVER OF JURY TRIAL: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

(d) Notices. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be deemed delivered (i) two business days after being sent by registered or certified mail, return receipt requested, postage prepaid or (ii) one business day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, in each case to the intended recipient as set forth below:

If to the Company, Lyra Therapeutics, Inc., 480 Arsenal Street, Watertown, MA 02472, Attn: Chief Executive Officer, or at such other address or addresses as may have been furnished in writing by the Company to the Investors, with a copy to Latham & Watkins LLP, 200 Clarendon Street, 27th Floor, Boston, Massachusetts 02116, Attn: Peter N. Handrinos, Esq.; or

If to an Investor, at his or its address set forth on Schedule A, or at such other address or addresses as may have been furnished to the Company in writing by such an Investor, with a copy to: Cooley LLP, 500 Boylston Street, 14th Floor, Boston, MA 02116-3736, Attention: Marc Recht.

Any party may give any notice, request, consent or other communication under this Agreement using any other means (including, without limitation, personal delivery, messenger service, telecopy, first class mail or electronic mail), but no such notice, request, consent or other communication shall be deemed to have been duly given unless and until it is actually received by the party for whom it is intended. Any party may change the address to which notices, requests, consents or other communications hereunder are to be delivered by giving the other parties notice in the manner set forth in this Section.

(e) Complete Agreement. This Agreement constitutes the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

(f) Amendments and Waivers. Any term of this Agreement may be amended or terminated and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the holders of a majority of the Registrable Shares held by all of the Stockholders; provided that (i) any amendment, termination or waiver of any term of this Agreement which has a disproportionately adverse effect on any Investor shall also require the written consent of such Investor; (ii) this Agreement may be amended with the consent of the holders of less than all Registrable Shares only in a manner which affects all such holders in the same fashion and no amendment shall be effected to any provision hereof which will have the effect of reducing the approval threshold for any matter herein unless such amendment is approved by holders holding such threshold of votes; (iii) Section 5.1 and this Section 6(f)(iii) may not be amended, modified, terminated or waived without the prior written consent of Perceptive; and (iv) Section 5.2 and this Section 6(f)(iv) may not be amended, modified, terminated or waived without the prior written consent of North Bridge. Any such amendment, termination or waiver effected in accordance with this Section 6(f) shall be binding on all parties hereto, even if they do not execute such consent. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

(g) Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

(h) Counterparts; Facsimile Signatures. This Agreement may be executed and delivered by facsimile signature and in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same document.

(i) Section Headings. The section headings are for the convenience of the parties and in no way alter, modify, amend, limit or restrict the contractual obligations of the parties.

(j) One Holder. For purposes of determining the number of Shares held by each Stockholder under this Agreement, (i) all affiliates (as defined under the Act) of North Bridge and its permitted assignees under Section 4 shall be deemed to be one holder and (ii) all affiliates (as defined under the Act) of Perceptive and its permitted assignees under Section 4 shall be deemed to be one holder (with North Bridge and Perceptive, collectively the “Institutional Investors” and each an “Institutional Investor”).

(k) Addition of Investors. Notwithstanding anything to the contrary contained herein, with the written consent of the Company and the holders of a majority of the Registrable Shares, any holder of shares of Common Stock may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement, and thereafter shall be deemed an “Investor” for all purposes hereunder.

(l) Prior IRA. The Prior IRA is hereby amended and restated in its entirety and restated herein. Such amendment and restatement is effective upon execution of this Agreement by the Company and the Investors constituting the requisite votes necessary to amend such Prior IRA. Upon such execution, all provisions of, rights granted and covenants made in the Prior IRA are hereby waived, released and superseded in their entirety and shall have no further force or effect.

(m) Confidentiality. Each Stockholder agrees that such Stockholder will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement or in connection with the Company’s attempt to amend or seek any waiver of the terms of this Agreement (including notice of the Company’s intention to file a registration statement or to seek any amendment of or waiver thereunder), unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 6(m) by such Stockholder), (b) is or has been independently developed or conceived by such Stockholder without use of the Company’s confidential information, or (c) is or has been made known or disclosed to such Stockholder by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that a

Stockholder may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any prospective purchaser of any Registrable Shares from such Stockholder, if such prospective purchaser agrees to be bound by the provisions of this Section 6(m); (iii) to any existing or prospective affiliate (as defined under the Act), partner, member, stockholder, or wholly owned subsidiary of such Stockholder in the ordinary course of business, provided that such Stockholder informs such person that such information is confidential and directs such person to maintain the confidentiality of such information; or (iv) as may otherwise be required by law, provided that such Stockholder promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure

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IN WITNESS WHEREOF, the parties have executed this Ninth Amended and Restated Investor Rights Agreement as of the date first written above.

LYRA THERAPEUTICS, INC.

By:	/s/ Maria Palasis

Name:	Maria Palasis, Ph.D.
Title:	Chief Executive Officer

IN WITNESS WHEREOF, the parties have executed this Ninth Amended and Restated Investor Rights Agreement as of the date first written above.

INVESTORS:

NORTH BRIDGE VENTURE PARTNERS V-A, L.P.

By: North Bridge Venture Management V, L.P., its General Partner

By: NBVM GP, LLC, its General Partner

By:	/s/ Edward T. Anderson

Name:	Edward T. Anderson
Title:	Manager

NORTH BRIDGE VENTURE PARTNERS V-B, L.P.

By: North Bridge Venture Management V, L.P., its General Partner

By: NBVM GP, LLC its General Partner

By:	/s/ Edward T. Anderson

Name:	Edward T. Anderson
Title:	Manager

NORTH BRIDGE VENTURE PARTNERS VI, L.P.

By: North Bridge Venture Management VI, L.P., its General Partner

By: NBVM GP, LLC, its General Partner

By:	/s/ Edward T. Anderson

Name:	Edward T. Anderson
Title:	Manager

IN WITNESS WHEREOF, the parties have executed this Ninth Amended and Restated Investor Rights Agreement as of the date first written above.

INVESTORS:

PERCEPTIVE LIFE SCIENCES MASTER FUND, LTD.

By:	/s/ James H. Mannix

Name:	James H. Mannix
Title:	Chief Operating Officer

PERCEPTIVE LS (A), LLC

By: Perceptive LS GP, LLC, its Manager

By:	/s/ Joseph Edelman

Name:	Joseph Edelman
Title:	Investment Manager

SCHEDULE A

Investors

North Bridge Venture Partners V-A, L.P.

60 William Street, Suite 350

Wellesley, MA 02481

Telephone: 781-290-0004

Email: eta@northbridge.com

North Bridge Venture Partners V-B, L.P.

60 William Street, Suite 350

Wellesley, MA 02481

Telephone: 781-290-0004

Email: eta@northbridge.com

North Bridge Venture Partners VI, L.P.

60 William Street, Suite 350

Wellesley, MA 02481

Telephone: 781-290-0004

Email: eta@northbridge.com

Perceptive Life Sciences Master Fund, Ltd

51 Astor Place, 10th Floor

New York, NY 10003

Perceptive LS (A), LLC

51 Astor Place, 10th Floor

New York, NY 10003